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The Board of Directors

Torrent Energy Corporation

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated August 31, 2005 pertaining to the Amended 2005 Equity Incentive Plan of Torrent Energy Corporation of our report dated June 3, 2005 with respect to the consolidated balance sheet of Torrent Energy Corporation as of March 31, 2005, and the related consolidated statements of stockholders’ equity (deficit), operations and cash flows for the year ended March 31, 2005, included in its Annual Report (Form 10-K) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

Vancouver, Canada	/s/ Ernst & Young LLP
August 30, 2005	Chartered Accountants

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